Exhibit 2.3

ARTICLES OF MERGER
OF
ECLIPS ENERGY TECHNOLOGIES, INC., a Florida Corporation
INTO
ECLIPS MEDIA TECHNOLOGIES, INC., a Delaware Corporation

The undersigned corporations organized and existing under and by virtue of the General Corporation Law of the State of Delaware and the General Corporation Act of the State of Florida, DO HEREBY CERTIFY:

FIRST:  That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

NAME                                                                STATE OF INCORPORATION

EClips Energy Technologies, Inc.                                                        Florida

EClips Media Technologies, Inc.                                                         Delaware

SECOND:                      An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252, subsection (c) of the General Corporation Law of the State of Delaware and Section 607.1101 of the Florida Business Corporation Act.

THIRD:                      The surviving corporation is EClips Media Technologies, Inc., a Delaware corporation, and its name shall be EClips Media Technologies, Inc.

FOURTH:                      The address of the registered office of EClips Media Technologies, Inc. in the State of Delaware, its state of incorporation, is 1209 Orange Street, Wilmington, Delaware, and its registered agent at such address is The Corporation Trust Company.  EClips Media Technologies, Inc., the surviving corporation is deemed to have appointed the Secretary of State of Florida as its agent for service of process in a proceeding to enforce any obligation or the rights of dissenting shareholders of EClips Energy Technologies, Inc.  EClips Media Technologies, Inc. agrees to promptly pay to the dissenting shareholders of EClips Energy Technologies, Inc., if any, the amount to which they are entitled under Section 607.1302 of the Florida Business Corporation Act.

FIFTH:                      The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

SIXTH:                      The Agreement and Plan of Merger is on file at office of the surviving corporation at 110 Greene Street. Suite 403, New York, New York 10012.

SEVENTH:  A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

EIGHTH:  The authorized capital stock of EClips Energy Technologies, Inc. was 850,000,000 shares, of which 750,000,000 were designated as Common Stock with a par value of $0.0001 per share, and 100,000,000 of which were designated as Preferred Stock with a par value of $0.0001 per share.  Of the 100,000,000 shares of Preferred Stock, $0.0001 par value, 1,500,000 have been designated as Series D Preferred Stock.

NINTH:  The effective date of the Agreement and Plan of Merger shall be the date of filing this Articles of Merger with the Secretary of State of Delaware and the Department of State of Florida.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 20th day of April 2010.

ECLIPS ENERGY TECHNOLOGIES, INC., a Florida corporation

By: /s/ Gregory D. Cohen
Name:           Gregory D. Cohen
Title:  Chief Executive Officer

ECLIPS MEDIA TECHNOLOGIES, INC., a Delaware corporation

By: /s/ Gregory D. Cohen
Name:           Gregory D. Cohen
Title:   Chief Executive Officer